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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-54800

NEWS
[LETTERHEAD OF NORTHROP GRUMMAN]

For Immediate Release

NORTHROP GRUMMAN CLEARS HART-SCOTT-RODINO
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FOR PROPOSED ACQUISITION OF LITTON INDUSTRIES INC.;
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SETS COMPLETION DATE FOR TENDER OFFER
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     LOS ANGELES -- March 30, 2001 -- Northrop Grumman Corporation (NYSE: NOC)
announced today that it received early termination notice yesterday from the Federal Trade Commission under the Hart-Scott-Rodino Act for its proposed acquisition of Litton Industries Inc. (NYSE: LIT).

     Previously, the European Commission approved the acquisition on March 23, 2001. The Registration Statement on Form S-4 as last amended on
March 27, 2001, has been declared effective by the Securities and Exchange Commission. As a result, all U.S. and international governmental and regulatory reviews that are required for the completion of the offer to purchase all outstanding common and preferred stock of Litton have been received.

     Northrop Grumman also said it has extended its pending tender offer for Litton's common and Series B preferred stock to April 2, 2001, at midnight E.D.T., at which time the tender offer is expected to close.

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NORTHROP GRUMMAN CLEARS HART-SCOTT-RODINO
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FOR PROPOSED ACQUISITION OF LITTON INDUSTRIES INC.;
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SETS COMPLETION DATE FOR TENDER OFFER
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  The company announced that the exchange ratio in the pending tender offer for the common stock of Litton has been fixed at 0.9286 shares of NNG Inc. common stock for each share of Litton common stock validly tendered by the expiration of the offer. NNG Inc. is a wholly-owned subsidiary of Northrop Grumman. The company also stated that the conversion price for the new NNG Inc. Series B preferred will be $109.75 per share provided shareholders approve the conversion feature.

  The exchange ratio was determined by dividing $80.25 by $86.42, the average of the closing prices for Northrop Grumman common stock as reported on the New York Stock Exchange during the five trading days ending March 29, 2001. The conversion price for the NNG Inc. Series B preferred stock is equal to 127 percent of $86.42.

  As of the close of business on March 29, the company was advised that approximately 48,570,000 shares of Litton common stock and Series B preferred stock had been validly tendered and not withdrawn. Of that total, approximately 11,320,000 shares were subject to guaranteed delivery.

     Requests for assistance or for copies of the exchange offer materials should be directed to the information agent for the offer, Georgeson Shareholder Communications Inc., at (212) 440-9915 or toll-free at (800) 223-2064.

  Northrop Grumman Corporation, headquartered in Los Angeles, is a world-class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government

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NORTHROP GRUMMAN CLEARS HART-SCOTT-RODINO
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FOR PROPOSED ACQUISITION OF LITTON INDUSTRIES INC.;
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SETS COMPLETION DATE FOR TENDER OFFER
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and commercial customers, as a prime contractor, principal subcontractor, team member or preferred supplier. The company had revenues of $7.6 billion in 2000 and has a workforce of approximately 39,000 employees.

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                                                                         0301-54

     The Registration Statement on Form S-4, as last amended on March 27, 2001, filed by NNG, Inc. in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc was declared effective by the Securities and Exchange Commission (the "SEC") on March 28, 2001. Accordingly, the condition to the offer that the Registration Statement be declared effective has been satisfied. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.
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